EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-268402) on Form S-8 of M-tron Industries, Inc. of our report dated April 11, 2022, relating to the combined financial statements of the Mtron business of The LGL Group, Inc. (M-tron Industries, Inc.) for the year ended December 31, 2021, appearing in this Annual Report on Form 10-K of M-tron Industries, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Orlando, Florida

March 30, 2023